Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 of the Registration Statement on Form N-14 of Essential 40 Stock ETF, a series of Northern Lights Fund Trust II, of our report dated July 30, 2024, relating to our audit of the financial statements and financial highlights of Essential 40 Stock Fund, a separate series of Northern Lights Fund Trust II, which appear in the Essential 40 Stock Fund’s May 31, 2024 annual report to shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Other Service Providers,” and “Fund Service Providers” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 16, 2024